                                                                       Ex 3.1(a)

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 11:30 AM 12/30/1996
                                                             960387324 - 2292039




              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                  OF 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                          (Par Value $0.01 Per Share)

                                       of

                             THE JOHN NUVEEN COMPANY

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         The undersigned, Anthony T. Dean, President and Chief Operating Officer of THE JOHN NUVEEN COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

         That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and pursuant to Article Fifth of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation is authorized to issue from time to time shares of Preferred Stock, par value $0.01 per share, in one or more series and has authorized the creation of the series of Preferred Stock hereinafter provided for and has established the voting rights thereof and has adopted the following resolution creating a series of 1,800,000 shares of Preferred Stock, par value $0.01 per share, designated as 5% Cumulative Convertible Preferred Stock, as follows:

         RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the corporation, par value $0.01 per share, be and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Number of Shares and Designation. One million eight hundred thousand (1,800,000) shares of the Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of the Preferred Stock designated as 5% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock").

         Section 2. Definitions. For purposes of the Convertible Preferred Stock, the following terms shall have the meanings indicated:


         "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such board of directors to perform any of its responsibilities with respect to the Convertible Preferred Stock.


         "Business Day" shall mean any day other then a Saturday, Sunday or a day on which state or federally chartered banking institutions in Chicago, Illinois or New York, New York are not required to be open.


         "Class A Common Stock" shall mean the Class A Common Stock of the Corporation, par value $0.01 per share.


         "Class B Common Stock" shall mean the Class B Common Stock of the Corporation, par value $0.01 per share.


         "Constituent Person" shall have the meaning set forth in paragraph (E) of Section 7 hereof.


         "Conversion Price" shall mean the conversion price per share of Class
A Common Stock for which the Convertible Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial Conversion Price will be $27.28.


         "Convertible Preferred Stock" shall have the meaning set forth in
Section 1 hereof.


         "Current Market Price" of publicly traded shares of Class A Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day or, if no sale takes place on such day, the average regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq Stock Market or, if such security is not quoted on the Nasdaq Stock Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been


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reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors.

        "Dividend Payment Date" shall mean the first day of the first month of each quarterly period in each year, commencing on the first day of the first full month following the Issue Date; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

        "Dividend Periods" shall mean quarterly dividend periods commencing on each Dividend Payment Date of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include the day preceding the first Dividend Payment Date thereafter).

        "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Class A Common Stock during the five (5) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first day on which the Class A Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

        "Issue Date" shall mean the first date on which shares of Convertible Preferred Stock are issued.

        "Junior Stock" shall mean the Class A Common Stock, the Class B Common Stock and any other class or series of stock of the Corporation over which the Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

        "Liquidation Preference" shall have the meaning set forth in paragraph
(A) of Section 4 hereof.

        "non-electing share" shall have the meaning set forth in paragraph (E) of Section 7 hereof.



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        "Parity Stock" shall mean any other class or series of stock of the
Corporation which ranks on a parity with the Convertible Preferred Stock as to payment of dividends or in the distribution of the assets on any liquidation, dissolution or winding up of the Corporation.

        "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

        "Redemption Date" shall have the meaning set forth in paragraph (C) of
Section 5 hereof.

        "Rights" shall mean rights of the Corporation to purchase any capital stock of the Corporation under any shareholder rights plan or plans adopted by the Corporation.

        "Securities" shall have the meaning set forth in paragraph (D)(iii) of
Section 7 hereof.

        "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then during the period that any such funds remain in such account or with such agent, "set apart for payment" with respect to the Convertible Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

        "Stated Value" shall have the meaning set forth in paragraph (A) of
Section 4 hereof.

        "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq Stock Market, or if such securities are not quoted on the Nasdaq Stock Market, in the applicable securities market in which the securities are traded.



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         "Transaction" shall have the meaning set forth in paragraph (E) of
Section 7 hereof.

         "Transfer Agent" shall mean the Secretary of the Corporation or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Convertible Preferred Stock.

         Section 3. Dividends. (A) The holders of shares of the Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash at a rate per Dividend Period equal to (x) one-fourth (1/4) of 5% of the Stated Value per share of Convertible Preferred Stock or, if greater than the rate specified in clause (x) and if the regular quarterly dividend rate last declared during the relevant Dividend Period in respect of the Class A Common Stock (the "Common Rate") is greater than two times the regular quarterly dividend rate last declared prior to the Issue Date in respect of the Class A Common Stock, then (y) the Common Rate multiplied by the number of shares of Class A Common Stock into which the Convertible Preferred Stock is then convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Dividend Periods there shall be assets of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date following the Issue Date. Each such dividend shall be payable in arrears to the holders of record of shares of the Convertible Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, which shall not be more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

         (B) The amount of dividends payable for each full Dividend Period for the Convertible Preferred Stock shall be equal to the full per Dividend Period dividend rate. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Convertible Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of shares of Convertible Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in


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excess of cumulative dividends, as herein provided, on the Convertible
Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Stock that may be in arrears.

         (C) So long as any shares of the Convertible Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Convertible Preferred Stock and all dividends declared upon any Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Convertible Preferred Stock and accumulated and unpaid on such Parity Stock.

         (D) So long as any shares of the Convertible Preferred Stock are outstanding, no dividends (other than (i) the Rights and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock or any Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case all accrued and unpaid dividends on all outstanding shares of the Convertible Preferred Stock and any Parity Stock shall have been paid or funds have been set apart for payment of such dividends for all past Dividend Periods with respect to the Convertible Preferred Stock and all past dividend periods with respect to such Parity Stock.


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Section 4. Payments upon Liquidation.

     (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of the shares of Convertible Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Convertible Preferred Stock (the "Stated Value") plus an amount per share of Convertible Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"); but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Convertible Preferred Stock shall be insufficient to pay in full the Liquidation Preference and the liquidation preference on all other shares of any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Convertible Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such shares of Convertible Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation, merger or business combination of the Corporation with or into one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, or the Corporation.

     (B) Subject to the rights of the holders of Parity Stock, after payment shall have been made to the holders of the Convertible Preferred Stock, and to the fullest extent provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Convertible Preferred Stock shall not be entitled to share therein.

     Section 5. Redemption at the Option of the Corporation; Mandatory
Redemption.

     (A) The shares of Convertible Preferred Stock shall be redeemable at the option of the Corporation, in whole, or, from time to time, in part, out of funds legally available for such purpose, at any time on or after the fourth anniversary of the Issue Date, and shall in any event be redeemed in whole by the Corporation as of the





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
tenth such anniversary of the Issue Date, in each case, at a redemption price of $25.00 per share of Convertible Preferred Stock, plus an amount equal to all dividends accrued and unpaid on the shares of Convertible Preferred Stock up to the date fixed for the redemption, upon giving notice as provided hereinbelow.

         (B) If fewer than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

         (C) At least 30 days, but not more than 60 days, prior to the date fixed for the redemption of shares of Convertible Preferred Stock, a written notice shall be mailed in a postage prepaid envelope to each holder of record of the shares of Convertible Preferred Stock to be redeemed, addressed to such holder at his or her post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation, on the Redemption Date at the place designated in such notice, his or her certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date, such holder of shares of Convertible Preferred Stock to be redeemed shall present and surrender his or her certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

         From and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Convertible Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever; provided however, in the case of the Redemption Date falling after a dividend payment record date and prior to the related Dividend Payment Date, the holders of Convertible
Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares following such dividend payment record date.

         At its election, the Corporation, prior to the Redemption Date, may deposit the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) of the shares of Convertible Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of Convertible Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) shall specify the office of such bank or trust company as the place of payment of the redemption price and (iii) shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of Convertible Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

         If a notice of redemption has been given pursuant to this Section 5 and any holder of shares of Convertible Preferred Stock shall, prior to the close of business on the day preceding the Redemption Date, give written notice to the Corporation pursuant to Section 7 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 7 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 7 below, and any moneys set aside by the Corporation for the redemption of such shares of converted Convertible Preferred Stock shall revert to the general funds of the Corporation.


         Section 6. Shares to Be Retired. All shares of Convertible Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares) shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.


         Section 7. Conversion. Holders of shares of Convertible Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:


         (A) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Convertible Preferred Stock shall have the right, at his or her option, at any time or from time to time after the second anniversary of the Issue Date, to convert such shares into the number of fully paid and nonassessable shares of Class A Common Stock obtained by dividing the aggregate Stated Value of such shares by the Conversion Price (as in effect on the date provided for in the last paragraph of paragraph (B) of this Section 7) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (B) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the date preceding the Redemption Date, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 5 hereof. Certificates will be issued for the remaining shares of Convertible Preferred Stock in any case in which fewer than all of the shares of Convertible Preferred Stock represented by a certificate are converted.


         (B) In order to exercise the conversion right, the holder of shares of Convertible Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by written notice to the Corporation that the holder thereof elects to convert Convertible Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Convertible Preferred Stock is registered, each


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share surrendered for conversion shall be accompanied by instruments of transfer, in the form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

         Holders of shares of Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period, which shall be entitled to the benefit of such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Class A Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares Convertible Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A Common Stock issued upon such conversion.

         As promptly as practicable after the surrender of certificates for shares of Convertible Preferred Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Class A Common Stock arising upon such conversion shall be settled as provided in paragraph (C) of this Section 7.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Convertible Preferred Stock shall have been surrendered and such notice (and if applicable,


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
payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation.

         (C) No fractional shares or scrip representing fractions of shares of Class A Common Stock shall be issued upon conversion of the Convertible Preferred Stock. Instead of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of a share of Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Class A Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

         (D) The Conversion Price shall be adjusted from time to time as follows:

          (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of its Class A Common Stock, (B) subdivide its outstanding Class A Common Stock into a greater number of shares, (C) combine its outstanding Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Class A Common Stock, the Conversion Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be,


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
     shall be adjusted so that the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (H) below) in the case of a dividend or distribution and shall become effective on the day next following the effective date in the case of a subdivision, combination or reclassification.

          (ii) If the Corporation shall issue after the Issue Date rights or warrants (in each case, other than the Rights) to all holders of Class A Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A Common Stock or Securities which are convertible into Class A Common Stock at a price per share less than the Fair Market Value per share of Class A Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day next following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Class A Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (H) below). In determining whether any rights or warrants entitle the holders of Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at less than such Fair market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants, the value of such consideration, if other than cash, to be determined by valuation of the Board of Directors.

     (iii) If the Corporation shall distribute to all holders of its Class A Common Stock any shares of capital stock of the Corporation (other than Class A Common Stock) or evidence of its indebtedness or assets (excluding any cash dividends or distributions paid from profits or surplus of the Corporation or referred to in subparagraph (i) above or any stocks, securities or other property received pursuant to paragraph 7(E) below) or rights of warrants (in each case, other than the Rights) to subscribe for or purchase any of its securities (excluding those rights and warrants issued to all holders of Class A Common Stock entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Class A Common Stock, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per share of the Class A Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be the Fair Market Value per share of the Class A Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (H) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Class A Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed to the holders of the

     Convertible Preferred Stock (assuming for purposes of this subparagraph
     (iii) that such shares of Convertible Preferred Stock have been converted) or reserved for distribution with each share of Class A Common Stock delivered to a person converting a share of Convertible Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a Person converting a share of Convertible Preferred Stock would no longer be entitled to receive such Security with a share of Class A Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

          (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Class A Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Class A Common Stock pursuant to any plan providing for the reinvestment of dividends in securities of the Corporation. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/10 of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (D) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (D), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets

     (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

          (v) Anything in this paragraph (D) to the contrary not withstanding, no adjustment in the Conversion Price shall be required upon the issuance of any shares of Class A Common Stock to holders of Class B Common Stock, upon the conversion thereof, if any, in the case of any adjustment in the conversion rate for the Class B Common Stock, or in the case of any exchange of shares of Class A Common Stock for Class B Common Stock.

     (E) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Class A Common Stock and excluding any transaction as to which subparagraph (D)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Class A Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Convertible Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Class A Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Class A Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Class A Common Stock of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), than for the purpose of this paragraph (E) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by the plurality of the non-electing shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (E) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Convertible Preferred Stock that will contain provisions enabling the holders of the Convertible Preferred Stock that remains outstanding after such Transaction to convert into the consideration received by holders of Class A Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (E) shall similarly apply to successive Transactions.

          (F)  If:

               (i) the Corporation shall declare a dividend (or any other distribution) on the Class A Common Stock (other than in cash out of profits or surplus and other than the Rights); or

              (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock of rights or warrants (other than the Rights) to subscribe for or purchase any shares of any class or any other rights or warrants (other than the Rights); or

             (iii) there shall be any reclassification of the Class A Common Stock (other than an event to which subparagraph (D)(i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

              (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Convertible Preferred Stock at their address as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date on which the holders of Class A Common
Stock of record to
be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

         (G) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be prima facie evidence of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Convertible Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

         (H) In any case in which paragraph (D) of this Section 7 provides that an adjustment shall become effective on the day next following a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (C) of this Section 7.

         (I) For purposes of this Section 7, the number of shares of Class A Common Stock at any time outstanding shall not include any shares of Class A Common Stock then owned or held by or for the account of the Corporation. The Corporation shall not pay a dividend or make any distribution on shares of Class A Common Stock held in the treasury of the Corporation.

         (J) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holders of Convertible Preferred Stock as determined by the Board of Directors.

         (K) If the Corporation shall take any action affecting the Class A Common Stock, other then action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Convertible Preferred Stock, the Conversion Price for the Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

         (L) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock or its issued shares of Class A Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Convertible Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted. For purposes of this paragraph (L), the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

         The Corporation covenants that any shares of Class A Common Stock issued upon conversion of the Convertible Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Class A Common Stock deliverable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

         The Corporation shall list the shares of Class A Common Stock required to be delivered upon conversion of the Convertible Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is listed at the time of such delivery.

     Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     (M) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities or property on conversion of the Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities or property in a name other than that of the holder of the Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting any issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

     Section 8. Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

     (A) prior to the Convertible Preferred Stock, as to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributed upon liquidation, dissolution or winding up in preference or priority to the holders of Convertible Preferred Stock;

     (B) on a parity with the Convertible Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Convertible Preferred Stock if the holders of such class of stock or series and the Convertible Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

     (C) junior to the Convertible Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Class A Common Stock or Class B Common Stock or if the holders of Convertible Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock or series.

     Section 9. Voting. Except as otherwise required by applicable law, the shares of Convertible Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

     Section 10. Transfer of Convertible Preferred Stock. Shares of Convertible Preferred Stock may not be directly or indirectly sold, transferred or assigned by the holders thereof; provided, however, that a holder of shares of Convertible Preferred Stock may transfer the shares owned thereby to one or more trusts or other persons the sole beneficiary of which and the holder of all ownership interests in which is such holder or, in the case of such a holder that is a trust, to a trust or other persons the sole beneficiaries of which and holders of all ownership interests in which are those persons who are the beneficiaries of, grantors of or holders of all ownership interests in such holder.

     Section 11. Registration Rights. At any time after conversion of any portion of any holder's shares of Convertible Preferred Stock pursuant to
Section 7 hereof, the Corporation shall, if requested by any such holder, as expeditiously as possible file a registration statement on a form for general use under the Securities Act of 1933, as amended, if necessary in order to permit the sale or other disposition of the shares of Class A Common Stock issued upon conversion of the Convertible Preferred Stock in accordance with the intended method of sale or other disposition requested by such holder; provided, however, that the Corporation shall not be required to register any shares hereunder unless the aggregate number of shares to be registered under such registration statement is in excess of 1% of the aggregate number of shares of Class A Common Stock outstanding on the date of the Corporation's receipt of such holder's request. Each such holder shall provide all information reasonably requested by the Corporation for inclusion in any registration statement to be filed hereunder. The Corporation shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 11 shall be at the Corporation's expense except for underwriting commissions and the fees and disbursements of such holder's counsel attributable to the registration of such Class A Common Stock. In no event shall the Corporation be required to effect more than two registrations in the aggregate hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 60 days) as may reasonably be required to facilitate any public distribution by the Corporation of Class A Common Stock or Class B Common Stock or if a special audit of the Corporation would otherwise be required in connection therewith. If requested by any such holder in connection with such registration, the Corporation shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situated. Upon receiving any request for registration under this Section 11 from any such holder, the Corporation agrees to send a copy thereof to any other person known to the Corporation to be entitled to registration rights under this Section 11, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies, and to use its reasonable efforts to allow any such persons who so request in writing to participate in such registration.

     Section 12. Determinations by the Board of Directors. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Certificate of Designations, Preferences and Rights shall be final and binding on all stockholders (including holders of shares of Convertible Preferred Stock) of the Corporation.

         Section 13. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officers this 30th day of December, 1996.

                                             THE JOHN NUVEEN COMPANY


                                             By: /s/ Anthony T. Dean
                                                ---------------------
                                                 Anthony T. Dean
                                                 President and Chief
                                                 Operating Officer








Attest:


By: /s/ James J. Wesolowski
   --------------------------
    James J. Wesolowski
    Secretary